Exhibit 10.16

May 24, 2019

Joseph L. Farmer

Re:	Employment Agreement

Dear Joe:

On behalf of Akrevia Therapeutics Inc. (the “Company”), I am pleased to offer you the position as the Company’s Chief Operating Officer (“COO”). The terms of your employment are set forth below in this Employment Agreement (the “Agreement.)

1.            Position. As the Company’s CBO/COO, you will report to the Company’s Chief Executive Officer (“CEO”). This is a full-time employment position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time). Notwithstanding the foregoing, you may engage in the activities listed on Exhibit A hereto and engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with your performance of your duties to the Company.

2.            Start Date. Your employment with the Company will begin on May 28, 2019 (the “Start Date”).

3.            Salary. The Company will pay you an initial base salary at the rate of $350,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and upward adjustment at the Company’s discretion. The base salary in effect at any given time is referred to herein as “Base Salary.”

4.            Annual Bonus. During the term of your employment with the Company, you will be considered for an annual incentive bonus with respect to each fiscal year of your employment with the Company. The amount, terms and conditions of such bonus (if any) are to be determined at the sole discretion of the Board. Your initial target annual incentive bonus (the “Target Bonus”) shall be 40% of your Base Salary, with any bonus payable in respect of 2019 prorated from the Start Date. To earn an incentive bonus, you must be employed by the Company as of the payment date of such incentive bonus. The actual payout amount for any calendar year is discretionary and will be subject to the Board’s assessment of your performance, business conditions at the Company, and the terms of any applicable annual bonus plan. The annual incentive bonus, if any, shall be paid between January 1st and March 15th of the calendar year following the calendar year to which such bonus relates. The Board expects to review your job performance on an annual basis and the Board will mutually agree with you the criteria that it will use to assess your performance, including for bonus purposes.

5.            Equity. In connection with the commencement of your employment and subject to the approval of the Board of Directors of the Company’s parent, Akrevia Therapeutics, LLC (“Parent”), you will be granted 556,480 Incentive Units of the Parent, which Incentive Units are intended to qualify as profits interests, and which units represent 1.5% of the Parent’s outstanding capitalization following the completion of the Parent’s Series A Preferred Unit financing, such issuance to be submitted to the Parent’s Board for approval and subject to the terms and conditions set forth herein. The Board is currently obtaining a fair market valuation of this profits interest and will proceed with this grant once obtained. Subject to your continued employment with the Company on each applicable vesting date, this grant will vest over four years, with 25% of the Incentive Units to vest twelve months after the Start Date and with the remainder vesting monthly thereafter over the following 36 months, in approximately equal amounts. This Incentive Unit grant shall be governed by the terms and conditions of the Incentive Unit Grant Agreement entered into by yourself and the Parent and the Parent’s Limited Liability Company Agreement, as amended or restated from time to time.

6.            Benefits/Vacation. You will be eligible, subject to the terms of the applicable plans and programs, to participate in health and dental insurance and other benefits programs, such as life and disability insurance, that have been, or may be, adopted by the Company to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company (the “Benefits Programs”). You will also be eligible to accrue at least 15 days of paid vacation per calendar year, of which up to 5 accrued but unused days may be rolled over to the following calendar year. In addition, you will be entitled to all paid holidays given by the Company to its executive officers. The Company reserves the right to modify, amend or cancel one or more of the Benefits Programs.

7.            Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses you incur during your employment in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

8.            At-Will Employment; Accrued Obligations. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason, with or without notice or cause, subject to the terms of this Agreement. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary plus any accrued but unused vacation through your last day of employment (the “Date of Termination”), and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

9.            Severance Pay and Benefits Upon a Qualifying Termination Outside of the Change in Control Period. In the event that a Qualifying Termination occurs outside of the Change in Control Period, then subject to (i) you signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities and a reaffirmation of all of your Continuing Obligations (as defined below), and shall provide that if you materially breach any of the Continuing Obligations (as determined by the Board of Directors in good faith), all payments of the Severance Amount shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release):

(a)           The Company shall pay you an amount equal to the sum of (i) 9 months of your Base Salary, and (ii) your Target Bonus for the year in which the Date of Termination occurs, without regard to whether the metrics have been established or achieved for such year (such bonus amount prorated to reflect the period during such year that you were employed prior to the Date of Termination) (the “Severance Amount”); provided in the event you are entitled to any payments pursuant to the Restrictive Covenants Agreement, the Severance Amount received in any calendar year will be reduced by the amount you are paid in the same such calendar year pursuant to the Restrictive Covenants Agreement (the “Restrictive Covenants Agreement Setoff”); and

(b)           subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 9 month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company reasonably determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

The amounts payable under Section 9, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section l.409A-2(b)(2).

10.          Severance Pay and Benefits Upon a Qualifying Termination Within the Change in Control Period. The provisions of this Section 10 shall apply in lieu of, and expressly supersede, the provisions of Section 9 regarding severance pay and benefits upon a Qualifying Termination if such termination of employment occurs within the Change in Control Period.

These provisions shall terminate and be of no further force or effect after the Change in Control Period.

(a)           Change in Control Period. In the event that a Qualifying Termination occurs within the Change in Control Period, then, subject to your signing the Separation Agreement and Release and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:

(i)           the Company shall pay you an amount equal to the sum of (x) 12 months of your then current Base Salary (or your Base Salary in effect immediately prior to the Change in Control, if higher) and (y) 100% of your Target Bonus for the year in which the Date of Termination occurs, without regard to whether the metrics have been established or achieved for such year) (the “Change in Control Payment”); provided the Change in Control Payment shall be reduced by the amount of the Restrictive Covenants Agreement Setoff, if applicable, paid or to be paid in the same calendar year; and

(ii)           notwithstanding anything to the contrary in any applicable incentive unit agreement, option agreement or other stock-based award agreement, all incentive units, stock options and other stock-based awards subject to time-based vesting held by you (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the Effective Date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date; and

(iii)         subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA; provided, however, if the Company reasonably determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

The amounts payable under this Section 10, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

11.          Definitions

(a)           “Cause” shall mean any of the following: (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the Board; (B) dishonesty to the Board with respect to any material matter; or (C) misappropriation of funds or property of the Parent, the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) your commission of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any misconduct by you, regardless of whether or not in the course of your employment, that would reasonably be expected to result in material injury or substantial reputational harm to the Parent, the Company or any of its subsidiaries or affiliates if you were to continue to be employed in the same position; (iv) your continued non-performance of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (v) your material breach of any of the provisions contained in this Agreement or the Restrictive Covenants Agreement (as defined below); or (vi) your failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(b)           “Change in Control” shall mean any of the following:

(i)           any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company or the Parent, any of its or their subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or the Parent, or any of its or their subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company or the Parent representing 50 percent or more of the combined voting power of the Company’s or the Parent’s then outstanding securities having the right to vote in an election of the Company’s or the Parent’s Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or the Parent); or

(ii)           the date a majority of the members of the Company’ s or the Parent’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s or the Parent’s Board before the date of the appointment or election; or

(iii)          the consummation of (A) any consolidation or merger of the Company or the Parent where the stockholders of the Company or the Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company or the Parent issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or the Parent.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company or the Parent which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company or the Parent) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i). Further, and notwithstanding anything herein, to the extent required under Section 409A of the Internal Revenue Code, no event shall constitute a Change in Control unless such event also constitutes a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5).

(c)           “Change in Control Period” means the 12 months immediately following the occurrence of the first event constituting a Change in Control.

(d)           “Good Reason” shall mean that you have completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without your consent (each, a “Good Reason Condition”): (i) a material diminution in your role, responsibilities, authority or duties; (ii) a material diminution in your Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which you provide services to the Company, such that there is an increase of at least thirty (30) miles of driving distance to such location from your principal residence as of such change; or (iv) a material breach of this Agreement by the Company.

(e)           “Good Reason Process” consists of the following steps: (i) you reasonably determine in good faith that a Good Reason Condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason Condition within 90 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) you terminate employment within 90 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)            “Qualifying Termination” shall mean the termination of your employment by the Company without Cause or the termination of your employment by you for Good Reason. For the avoidance of doubt, in the event your employment is terminated by the Company for any reason other than a termination by the Company without Cause or by you for Good Reason, you will be entitled to the Accrued Obligations but not to any severance pay or benefits pursuant to Section 9 or Section 10 of this Agreement.

12.          Confidential Information and Restricted Activities. As a condition of employment, you will be required to enter into the Employee Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit B (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

13.          Taxes; Section 409A

(a)           All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(b)          Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section l.409A-l(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

14.          Interpretation and Enforcement. This Agreement, including the Restrictive Covenants Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company, including without limitation the Offer Letter. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

15.          Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

16.          Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) your satisfactory completion of reference and background checks, if so requested by the Company, and (ii) your submission of satisfactory proof of your legal authorization to work in the United States

17.          Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

AKREVIA THERAPEUTICS INC.

By:	/s/ René Russo
René Russo, CEO

I have read and accept this employment offer:

/s/ Joseph L. Farmer
Joseph L. Farmer

Dated: May 24, 2019

Exhibit A

Permitted Activities

Exhibit B

Restrictive Covenants Agreement